Exhibit 99.1

Patheon to Acquire State-of-the-Art Manufacturing Site
Company Gains Additional API Capacity and Major Supply Agreement with Roche

DURHAM, NC—November 28, 2016 (BUSINESS WIRE)--Patheon N.V. ("Patheon" or the "company") (NYSE: “PTHN”), a leading global provider of high-quality drug development and delivery solutions to the pharmaceutical and biopharma sectors, announced that it has signed a definitive agreement to acquire  a state-of-the-art active pharmaceutical ingredients (API) manufacturing facility in Florence, South Carolina from Roche Holdings, Inc., an indirect, wholly owned subsidiary of Roche Holding Ltd., which it will integrate into the Patheon network.

Under the terms of the purchase agreement, Patheon will acquire the site for an immaterial sum, plus the cost of associated inventory and spare parts.  Patheon has also entered into a multi-year supply arrangement with Roche.  Patheon expects the supply agreement to help defray the costs associated with running the site for the next few years while it adds new client work into the facility.  Over time, Patheon expects the Florence facility to have a similar financial profile to its other sites in its drug substance segment.

Patheon will acquire a 1,100 acre, 300,000 square-foot facility with manufacturing capacity for API ranging from development to manufacturing services.  With the addition of this site, the company expands its capacity for manufacturing highly potent compounds, and adds capabilities to support solid-state chemistry, micronization, and eventually, commercial spray drying.

“As the only end-to-end provider of pharma development and manufacturing services, Patheon is uniquely positioned to integrate this new site into our global network and quickly leverage the capabilities with existing and new clients,” said James Mullen, CEO of Patheon. “The company will benefit from the additional North American API capacity and adds a state-of-the-art facility with approximately 200 scientific and manufacturing professionals.”

The site features reactors ranging from 50-11,000 liters producing multiple products simultaneously, fully compliant with all applicable regulations, such as cGMP (current Good Manufacturing Practices) safety and environmental standards. It will provide Patheon with a major U.S. API operation capable of supporting products from clinical scale to commercial manufacturing and further enhances Patheon’s scientific and technical expertise.

The statements in this press release that are not historical facts may be forward-looking statements. Such forward looking statements, based upon the current beliefs and expectations of Patheon's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results.

About Patheon
Patheon is a leading global provider of pharmaceutical development and manufacturing services. With approximately 8,000 employees worldwide, Patheon provides a comprehensive, integrated and highly customizable set of solutions to help clients of all sizes satisfy complex development and manufacturing needs at any stage of the pharmaceutical development cycle. A Healthier World. Delivered.  www.patheon.com

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Contact:
Mari Mansfield, Senior Director, External Communications
 Tel: +1 (919) 226 -3137
Email: Mari.Mansfield@Patheon.com
media@patheon.com